EXHIBITS (5) & (23)

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 TELEPHONE 212 839 5300 FACSIMILE 212 839 5599 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

March 14, 2005

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Agents named in the Agency Agreement, dated March 10, 2005 (the “Agency Agreement”), among the Company, Merrill Lynch Canada Inc. and Canaccord Capital Corporation relating to (i) Cdn. $3,014,200 the Company’s Global Equity Performance Weighted Notes, Series 3 due March 14, 2012 (the “Notes”), and (ii) Cdn. $3,011,200 the Company’s Global Equity Performance Weighted Warrants, Series 3 exercisable March 14, 2012 (the “Warrants”, and collectively with the Notes, the “Securities”). We have also examined (i) a copy of the Indenture between the Company and JPMorgan Chase Bank, N.A., as Trustee, dated as of April 1, 1983, as amended and restated (the “Indenture”), (ii) a copy of the Warrant Agreement between the Company and JPMorgan Chase Bank, N.A., as Warrant Agent, dated as of March 14, 2005 (the “Warrant Agreement”), and (iii) the Company’s Registration Statement on Form S-3 (File No. 333-122639) relating to the Securities (the “Registration Statement”)

Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Notes have been duly and validly authorized by the Company and when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Agency Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. The Warrants have been duly and validly authorized by the Company and when the Warrants have been duly executed and authenticated in accordance with the terms of the Warrant Agreement and delivered against payment therefor as set forth in the Agency Agreement, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated March 14, 2005. We also consent to the use of our name under the caption “United States Federal Income Tax Considerations” in the prospectus supplement related to the offering of the Securities.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP